UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(212) 920-3500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2011, Ener1, Inc. ("Ener1") entered into a joint venture agreement (the “Agreement”) with Wanxiang EV Co. Ltd. ("Wanxiang"), the electric vehicle division of Wanxiang Group.  Under the Agreement, Ener1 and Wanxiang will form a joint venture company (the “Joint Venture”) to design, manufacture, sell and service lithium-ion battery cells and lithium-ion battery packs, primarily in China, Hong Kong, Taiwan and Macau (the “Territory”).  The Joint Venture will be based in Hangzhou, China.  The Joint Venture will be established upon receipt of certain governmental approvals from China, which we anticipate will be received within 90 days from the date of the Agreement.

The parties have agreed to invest approximately $120,000,000 in equity in the Joint Venture, with Wanxiang contributing 60% and Ener1 contributing 40% of the investment amount.  The equity investment will be made in two installments, with the first 50% being made within 60 days of the establishment of the Joint Venture, and the remaining 50% being made over a two-year period after the establishment of the Joint Venture.  Wanxiang will make the first installment of its equity investment through the contribution of property and plant to the Joint Venture.  The assets so contributed will be subject to appraisal, and Wanxiang will fund any shortfall between the appraised value of these assets and the amount required to be invested by Wanxiang through the contribution of cash.  Ener1’s funding obligations for the Joint Venture comprise 40% of the $120,000,000 in registered capital, for a total of $48,000,000. Of the $48,000,000, $8,000,000 will be designated for battery pack manufacturing and will be funded with equity in two tranches. The first funding date is within 60 days of the signing of the Agreement and the second funding date is within two years of the signing of the Agreement. The remaining $40,000,000 will be designated for cell manufacturing and will be financed with non-recourse debt secured by Ener1’s equity stake in the Joint Venture as collateral.  All other equity investments to be made by Ener1 and Wanxiang will be in cash.  The parties anticipate that the Joint Venture will obtain up to $175,000,000 of bank financing in order to fund additional capital needs.

It is anticipated that Wanxiang and Ener1 will own a 60% and 40% equity stake in the Joint Venture, respectively.  Although these percentages may change based on future equity contributions made by the parties or by any new investor in the Joint Venture, Wanxiang must always maintain at least a 51% equity stake in the Joint Venture.  Neither party may transfer its interest in the Joint Venture without the other party’s consent.  A new investor may not be brought in to the Joint Venture without the consent of both Wanxiang and Ener1.

Wanxiang will, through its equity interest and board representation, exercise majority control over the Joint Venture.  The Joint Venture is prohibited, however, from taking certain actions, including, but not limited to, raising additional equity capital, making distributions to the equity holders, effecting a business combination, effecting acquisitions or dispositions of material assets, entering into any material contracts, selling or licensing any intellectual property, permitting the transfer of any equity interests in the Joint Venture, or incurring material indebtedness, without the consent of Ener1 and its board representatives.  Wanxiang will designate the Joint Venture’s chief executive officer and chief operating officer, and Ener1 will designate the Joint Venture’s chief financial officer and chief technology officer.

At all times while the parties remain equity holders in the Joint Venture, and for a period of six months thereafter, the parties will generally be prohibited from manufacturing or selling products and services that compete with the Joint Venture’s business within the Territory, although Ener1 will be permitted to continue its existing business in Taiwan.  Conversely, the Joint Venture will not engage in any business that competes with either party outside of the Territory without the consent of both parties.

The parties have granted to the Joint Venture exclusive, royalty-free licenses of their respective intellectual property to make, use, sell, copy, import, modify and further develop their respective cell and pack technologies within the Territory, and have further granted such licenses to the Joint Venture on a non-exclusive basis outside the Territory, but limited to sale, importation and repair.  These licenses include improvements both parties may make to their respective technologies, and will cease upon the termination of the Joint Venture.  Each party will receive royalty-free and permanent licenses to any new technology and any improvements made by the Joint Venture (or by a party in collaboration with the Joint Venture) and, upon the termination of the Joint Venture, any new technology and improvements will be jointly owned by the parties subject to payment of patent costs and restrictions on licensing to third parties.  A party’s license to the Joint Venture to make, use, sell, copy, import and further develop its cell and pack technology within the Territory will become non-exclusive and will exclude improvements if that party transfers its equity in the Joint Venture.

The term of the Joint Venture is 30 years, unless terminated earlier by the mutual agreement of the parties.  The Joint Venture may also be terminated by either party due to a “force majeure” (such as a natural disaster, war and major changes in laws), a material breach that remains uncured, sustained financial losses incurred by the Joint Venture, the insolvency or dissolution of a party, or the failure to obtain necessary governmental approvals to conduct business as contemplated under the Agreement within 90 days after the establishment of the Joint Venture.

The above description of the Joint Venture and the Agreement is intended as a summary only; it is, therefore, not complete and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Sino-Foreign Equity Joint Venture Contract between Ener1, Inc. and Wanxiang EV Co., Ltd., dated as of January 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

January 21, 2011	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Exhibit 10.1 Sino-Foreign Equity Joint Venture Contract between Ener1, Inc. and Wanxiang EV Co., Ltd., dated as of January 17, 2011.